Exhibit 99
Meridian Interstate Bancorp, Inc. Reports Results for the Third Quarter and Nine Months Ended September 30, 2010
Contact: Richard J. Gavegnano, Chairman and Chief Executive Officer
(978) 977-2211
Boston, Massachusetts (October 26, 2010): Meridian Interstate Bancorp, Inc. (the “Company” or “Meridian”) (NASDAQ: EBSB), the holding company for East Boston Savings Bank (the “Bank”), announced net income of $3.0 million, or $0.13 per share (basic and diluted), for the quarter ended September 30, 2010 compared to $1.9 million, or $0.09 per share (basic and diluted), for the quarter ended September 30, 2009. For the nine months ended September 30, 2010, net income was $9.1 million, or $0.41 per share (basic and diluted) compared to net income of $1.7 million, or $0.08 per share (basic and diluted), for the nine months ended September 30, 2009. The nine months ended September 30, 2010 reflects combined results following the acquisition of Mt. Washington Cooperative Bank (“Mt. Washington”) on January 4, 2010.
The Company recorded a pre-tax charge of $3.1 million during the quarter ended September 30, 2010 for costs related to termination of the contract with Mt. Washington’s data processing services provider in October 2010. The after tax impact of this charge was a reduction to net income of $1.8 million, or $0.08 per share (basic and diluted), for the quarter and nine months ended September 30, 2010.
Richard J. Gavegnano, Chairman and Chief Executive Officer, noted, “I am very pleased to report net income of $3.0 million and earnings per share of $0.13 for the third quarter of 2010. It is even more remarkable that our quarterly earnings would have been even stronger at $4.8 million or $0.21 per share with the exclusion of the non-recurring data processing contract termination charge. These results, which have resulted from high net interest margins in the current low rate environment, growing demand for our loan and deposit products, stable asset quality and increased non-interest income, also reflect the successful integration of Mt. Washington into our Boston area franchise. We continue to see increasing signs of stability and improvement in the economic conditions of our market areas, and we believe we have positioned the Bank to take advantage of various opportunities to enhance shareholder value.”
Net interest income increased $6.5 million, or 68.1%, to $16.0 million for the quarter ended September 30, 2010 from $9.5 million for the quarter ended September 30, 2009. The net interest rate spread and net interest margin were 3.75% and 3.93%, respectively, for the quarter ended September 30, 2010 compared to 3.00% and 3.35%, respectively, for the quarter ended September 30, 2009. For the nine months ended September 30, 2010, net interest income increased $20.4 million, or 79.6%, to $46.0 million from $25.6 million for the nine months ended September 30, 2009. The net interest rate spread and net interest margin were 3.72% and 3.90%, respectively, for the nine months ended September 30, 2010 compared to 2.80% and 3.21%, respectively, for the nine months ended September 30, 2009. The increases in net interest income were due primarily to the Mt. Washington merger and organic loan growth, along with continuing declines in interest costs of deposits and borrowings.
The average balance of the Company’s loan portfolio, which is principally comprised of real estate loans, increased $423.3 million, or 54.4%, to $1.2 billion, which was partially offset by the decline in the yield on loans of eight basis points to 5.78% for the quarter ended September 30, 2010 compared to the quarter ended September 30, 2009. The Company’s cost of deposits declined 63 basis points to 1.37%, which was partially offset by the increase in the average balance of interest-bearing deposits of $384.5 million, or 44.0%, to $1.3 billion for the quarter ended September 30, 2010 compared to the quarter ended September 30, 2009. The Company’s yield on interest-earning assets increased 14 basis points to 5.22% for the quarter ended September 30, 2010 compared to 5.08% for the quarter ended September 30, 2009, while the cost of interest-bearing liabilities declined 61 basis points to 1.47% for the quarter ended September 30, 2010 compared to 2.08% for the quarter ended September 30, 2009.

The Company’s provision for loan losses was $77,000 for the quarter ended September 30, 2010 compared to $694,000 for the quarter ended September 30, 2009. For the nine months ended September 30, 2010, the provision for loan losses was $2.2 million compared to $1.8 million for the nine months ended September 30, 2009. These changes were based primarily on management’s assessment of loan portfolio growth and composition changes, an ongoing evaluation of credit quality and current economic conditions. The allowance for loan losses was $11.5 million or 0.95% of total loans outstanding at September 30, 2010, compared to $9.2 million, or 1.12% of total loans outstanding at December 31, 2009. The decrease in the ratio of the allowance for loan losses to total loans outstanding was primarily due to $345.9 million of loans acquired in the Mt. Washington merger at fair value and the application of current accounting guidance that precludes the combination of allowance for loan loss amounts associated with such loans acquired.
Non-performing loans increased to $37.3 million, or 3.10% of total loans outstanding at September 30, 2010, from $21.7 million, or 2.63% of total loans outstanding at December 31, 2009. Non-performing assets increased to $40.5 million, or 2.26% of total assets, at September 30, 2010, from $24.6 million, or 2.03% of total assets, at December 31, 2009, primarily due to assets acquired in the Mt. Washington acquisition. Non-performing assets at September 30, 2010 were comprised of $14.4 million of construction loans, $6.1 million of commercial real estate loans, $11.5 million of one-to four-family mortgage loans, $3.1 million of multi-family mortgage loans, $2.2 million of home equity loans and foreclosed real estate of $3.2 million. Non-performing assets at September 30, 2010 included $17.4 million acquired in the Mt. Washington merger, comprised of $16.5 million of non-performing loans and $924,000 of foreclosed real estate.
Non-interest income increased $2.2 million, or 202.2%, to $3.3 million for the quarter ended September 30, 2010 from $1.1 million for the quarter ended September 30, 2009, primarily due to increases of $1.1 million in gain on sale of securities, $729,000 in customer service fees and $184,000 in gain on sale of loans. For the nine months ended September 30, 2010, non-interest income increased $4.8 million, or 149.2%, to $8.0 million from $3.2 million for the nine months ended September 30, 2009, primarily due to increases of $2.1 million in customer service fees, $1.1 million in gain on sale of securities, $649,000 in gain on sales of loans, $429,000 from other-than-temporary impairment losses recorded in the prior year period and $229,000 in equity income from the Company’s Hampshire First Bank affiliate. The increases in customer service fees were primarily due to service charges on deposit relationships acquired in the Mt. Washington merger and additional growth in deposits. The increases in gain on sales of loans reflected higher gains on sales of loans originated for sale during the first nine months of 2010 and gains totaling $352,000 on sales of fixed-rate bi-weekly mortgage loans during the first quarter of 2010.
Non-interest expense increased $7.5 million, or 104.3%, to $14.6 million for the quarter ended September 30, 2010 from $7.2 million for the quarter ended September 30, 2009, primarily due to the $3.1 million charge related to termination of the contract with Mt. Washington’s data processing services provider and increases of $373,000 in recurring data processing costs, $2.9 million in salaries and employee benefits and $593,000 in occupancy and equipment expenses. For the nine months ended September 30, 2010, non-interest expense increased $13.2 million, or 53.8%, to $37.7 million from $24.5 million for the nine months ended September 30, 2009, primarily due to the $3.1 million charge related to termination of the contract with Mt. Washington’s data processing services provider and increases of $964,000 in recurring data processing costs, $5.1 million in salaries and employee benefits, $1.9 million in occupancy and equipment expenses, $485,000 in marketing and advertising, $405,000 in professional services and $1.3 million in other general and administrative expenses. The increases in non-interest expenses were primarily due to higher expense levels following the Mt. Washington merger. The Company’s efficiency ratio improved to 62.45% for the quarter ended September 30, 2010, excluding the charge to terminate Mt. Washington’s data processing contract, from 65.73% for the quarter ended September 30, 2009. For the nine months ended September 30, 2010, the efficiency ratio improved to 65.02%, excluding the charge to terminate Mt. Washington’s data processing contract, from 84.13% for the quarter ended September 30, 2009.
The Company agreed to revised contract terms with its current data processing services provider during the quarter ended September 30, 2010 that included provisions for the conversion of Mt. Washington’s accounts from their data processing services provider in October 2010. As a result of these revised contract terms and the termination of Mt. Washington’s prior data processing services contract, the Company expects to realize significant data processing cost savings in subsequent periods.
Mr. Gavegnano noted, “Our efficiency ratios improved to 62.45% for the third quarter of 2010 and to 65.02% for first nine months of 2010 despite higher non-interest expense levels following completion of the Mt. Washington acquisition. The conversion of Mt. Washington’s accounts to our core systems and the growing synergies between the East Boston Savings Bank and Mt. Washington Divisions are expected to provide even greater opportunities to increase revenues and improve efficiency.”

The Company recorded a provision for income taxes of $1.6 million for the quarter ended September 30, 2010, reflecting an effective tax rate of 35.3%, compared to $864,000, or 31.4%, for the quarter ended September 30, 2009. For the nine months ended September 30, 2010, the provision for income taxes was $5.0 million, reflecting an effective tax rate of 35.7%, compared to $787,000, or 31.1%, for the nine months ended September 30, 2009. The increase in the income tax provision was primarily due to taxable income that was higher than tax preference items.
Total assets increased $584.2 million, or 48.2%, to $1.8 billion at September 30, 2010 from $1.2 billion at December 31, 2009, reflecting $465.1 million of assets acquired in the Mt. Washington merger. Cash and cash equivalents increased $101.0 million to $121.0 million at September 30, 2010 from $20.0 million at December 31, 2009, including $14.4 million of cash acquired in the Mt. Washington merger. Securities available for sale increased $55.5 million, or 18.9%, to $348.9 million at September 30, 2010 from $293.4 million at December 31, 2009, including $45.5 million of securities acquired in the Mt. Washington merger. Net loans increased $378.4 million, or 46.5%, to $1.2 billion at September 30, 2010 from $813.3 million at December 31, 2009, primarily due to $345.9 million of loans acquired in the Mt. Washington merger, partially offset by sales of fixed-rate bi-weekly mortgage loans totaling $34.1 million in the first quarter of 2010.
Total deposits increased $486.6 million, or 52.7%, to $1.4 billion at September 30, 2010 from $922.5 million at December 31, 2009, reflecting $380.6 million of deposits acquired in the Mt. Washington merger along with organic deposit growth of $106.0 million. Total borrowings increased $78.5 million, or 104.1%, to $153.9 million at September 30, 2010 from $75.4 million at December 31, 2009, reflecting $80.9 million of Federal Home Loan Bank advances acquired in the Mt. Washington merger.
Total stockholders’ equity increased $11.8 million, or 5.9%, to $212.2 million at September 30, 2010, from $200.4 million at December 31, 2009, due primarily to $9.1 million in net income and a $3.3 million increase in accumulated other comprehensive income reflecting an increase in the fair value of available for sale securities, net of tax. Stockholders’ equity to assets was 11.82% at September 30, 2010, compared to 16.54% at December 31, 2009, reflecting the increase in assets resulting from the Mt. Washington merger. Book value per share increased to $9.45 at September 30, 2010 from $9.07 at December 31, 2009. Tangible book value per share decreased to $8.95 at September 30, 2010 from $9.07 at December 31, 2009, primarily due to goodwill resulting from the Mt. Washington merger. Market price per share increased $1.84, or 21.1%, to $10.54 at September 30, 2010 from $8.70 at December 31, 2009. At September 30, 2010, the Company and the Bank continued to exceed all regulatory capital requirements.
As of September 30, 2010, the Company had repurchased 153,367 shares of its stock at an average price of $11.15 per share, or 32.5% of the 472,428 shares authorized for repurchase under the Company’s third stock repurchase program announced on April 9, 2010. The Company has repurchased 1,084,867 shares since December 2008.
Meridian Interstate Bancorp, Inc. is the holding company for East Boston Savings Bank. East Boston Savings Bank is a Massachusetts-chartered stock savings bank that operates from 20 full service locations in the greater Boston metropolitan area. East Boston Savings Bank was originally founded in 1848. We offer a variety of deposit and loan products to individuals and businesses located in our primary market, which consists of Essex, Middlesex and Suffolk Counties, Massachusetts. For additional information, visit www.ebsb.com.
Forward Looking Statements
Certain statements herein constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements may be identified by words such as “believes,” “will,” “expects,” “project,” “may,” “could,” “developments,” “strategic,” “launching,” “opportunities,” “anticipates,” “estimates,” “intends,” “plans,” “targets” and similar expressions. These statements are based upon the current beliefs and expectations of Meridian Interstate Bancorp, Inc.’s management and are subject to significant risks and uncertainties. Actual results may differ materially from those set forth in the forward-looking statements as a result of numerous factors. Factors that could cause such differences to exist include, but are not limited to, general economic conditions, changes in interest rates, regulatory considerations, and competition and the risk factors described in the Company’s filings with the Securities and Exchange Commission. Should one or more of these risks materialize or should underlying beliefs or assumptions prove incorrect, Meridian Interstate Bancorp, Inc.’s actual results could differ materially from those discussed. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release.

MERIDIAN INTERSTATE BANCORP, INC. AND SUBSIDIARIES
Consolidated Balance Sheets
(Unaudited)

	September 30,	December 31,
(Dollars in thousands)	2010	2009
ASSETS
Cash and due from banks	$120,761	$9,010
Federal funds sold	213	10,956

Total cash and cash equivalents	120,974	19,966

Certificates of deposit — affiliate bank	—	3,000
Securities available for sale, at fair value	348,901	293,367
Federal Home Loan Bank stock, at cost	12,538	4,605
Loans held for sale	6,439	955

Loans	1,203,165	822,542
Less allowance for loan losses	(11,483)	(9,242)

Loans, net	1,191,682	813,300

Bank-owned life insurance	33,525	23,721
Foreclosed real estate, net	3,215	2,869
Investment in affiliate bank	11,326	11,005
Premises and equipment, net	33,492	23,195
Accrued interest receivable	6,880	6,231
Prepaid deposit insurance	3,572	5,114
Deferred tax asset, net	9,463	1,523
Goodwill	11,138	—
Other assets	2,399	2,535

Total assets	$1,795,544	$1,211,386

LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits:
Non interest-bearing	$123,099	$63,606
Interest-bearing	1,285,930	858,869

Total deposits	1,409,029	922,475

Short-term borrowings — affiliate bank	8,616	3,102
Short-term borrowings — other	10,032	22,108
Long-term debt	135,276	50,200
Accrued expenses and other liabilities	20,378	13,086

Total liabilities	1,583,331	1,010,971

Stockholders’ equity:
Common stock, no par value 50,000,000 shares authorized; 23,000,000 shares issued	—	—
Additional paid-in capital	96,865	100,972
Retained earnings	118,262	109,189
Accumulated other comprehensive income	8,932	5,583
Treasury stock, at cost, 156,758 and 517,500 shares at September 30, 2010 and December 31, 2009, respectively	(1,740)	(4,535)
Unearned compensation — ESOP, 714,150 and 745,200 shares at September 30, 2010 and December 31, 2009, respectively	(7,141)	(7,452)
Unearned compensation — restricted shares, 381,315 and 383,935 at September 30, 2010 and December 31, 2009, respectively	(2,965)	(3,342)

Total stockholders’ equity	212,213	200,415

Total liabilities and stockholders’ equity	$1,795,544	$1,211,386

MERIDIAN INTERSTATE BANCORP, INC. AND SUBSIDIARIES
Consolidated Statements of Operations
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
(Dollars in thousands, except per share amounts)	2010	2009	2010	2009
Interest and dividend income:
Interest and fees on loans	$17,491	$11,480	$50,530	$33,171
Interest on debt securities	3,461	2,673	10,291	7,682
Dividends on equity securities	232	252	665	844
Interest on certificates of deposit	8	16	42	72
Interest on other interest-earning assets	36	5	84	23

Total interest and dividend income	21,228	14,426	61,612	41,792

Interest expense:
Interest on deposits	4,355	4,404	12,864	14,605
Interest on short-term borrowings	11	5	55	47
Interest on long-term debt	868	502	2,649	1,501

Total interest expense	5,234	4,911	15,568	16,153

Net interest income	15,994	9,515	46,044	25,639
Provision for loan losses	77	694	2,245	1,808

Net interest income, after provision for loan losses	15,917	8,821	43,799	23,831

Non-interest income:
Customer service fees	1,555	826	4,459	2,322
Loan fees	238	160	536	437
Gain on sales of loans, net	309	125	1,073	424
Other-than-temporary impairment losses	—	(56)	—	(429)
Gain (loss) on sales of securities, net	785	(290)	785	(290)
Income from bank-owned life insurance	286	216	865	670
Equity income on investment in affiliate bank	145	117	321	92

Total non-interest income	3,318	1,098	8,039	3,226

Non-interest expenses:
Salaries and employee benefits	6,967	4,084	19,580	14,499
Occupancy and equipment	1,347	754	4,208	2,315
Data processing	779	406	2,282	1,318
Data processing contract termination cost	3,075	—	3,075	—
Marketing and advertising	373	387	1,419	934
Professional services	465	467	1,940	1,535
Foreclosed real estate expense, net	28	15	304	493
Deposit insurance	578	373	1,670	1,513
Other general and administrative	1,033	681	3,253	1,921

Total non-interest expenses	14,645	7,167	37,731	24,528

Income before income taxes	4,590	2,752	14,107	2,529

Provision for income taxes	1,619	864	5,034	787

Net income	$2,971	$1,888	$9,073	$1,742

Income per share:
Basic	$0.13	$0.09	$0.41	$0.08
Diluted	$0.13	$0.09	$0.41	$0.08

Weighted average shares:
Basic	22,033,643	21,712,292	22,096,747	21,889,813
Diluted	22,037,561	21,712,292	22,103,406	21,889,813

MERIDIAN INTERSTATE BANCORP, INC. AND SUBSIDIARIES
Net Interest Income Analysis
(Unaudited)

	For the Three Months Ended September 30,
	2010			2009
	Average		Yield/	Average		Yield/
(Dollars in thousands)	Balance	Interest	Cost (4)	Balance	Interest	Cost (4)
Assets:
Interest-earning assets:
Loans (1)	$1,200,946	$17,491	5.78%	$777,674	$11,480	5.86%
Securities and certificates of deposit	349,691	3,701	4.20	314,130	2,941	3.71
Other interest-earning assets	62,513	36	0.23	35,346	5	0.06

Total interest-earning assets	1,613,150	21,228	5.22	1,127,150	14,426	5.08

Noninterest-earning assets	130,999			77,101

Total assets	$1,744,149			$1,204,251

Liabilities and stockholders’ equity:
Interest-bearing liabilities:
NOW deposits	$116,282	129	0.44%	$37,912	22	0.23%
Money market deposits	309,486	837	1.07	267,049	1,084	1.61
Savings and other deposits	184,920	254	0.54	128,816	238	0.73
Certificates of deposit	647,554	3,135	1.92	439,967	3,060	2.76

Total interest-bearing deposits	1,258,242	4,355	1.37	873,744	4,404	2.00

FHLB advances and other borrowings	151,071	879	2.31	62,612	507	3.21

Total interest-bearing liabilities	1,409,313	5,234	1.47	936,356	4,911	2.08

Noninterest-bearing demand deposits	110,210			61,203
Other noninterest-bearing liabilities	13,916			11,260

Total liabilities	1,533,439			1,008,819
Total stockholders’ equity	210,710			195,432

Total liabilities and stockholders’ equity	$1,744,149			$1,204,251

Net interest-earning assets	$203,837			$190,794

Net interest income		$15,994			$9,515

Interest rate spread (2)			3.75%			3.00%
Net interest margin (3)			3.93%			3.35%
Average interest-earning assets to average interest-bearing liabilities		114.46%			120.38%

(1)	Loans on non-accrual status are included in average balances.

(2)	Interest rate spread represents the difference between the yield on interest-earning assets and the cost of interest-bearing liabilities.

(3)	Net interest margin represents net interest income divided by average interest-earning assets.

(4)	Annualized.

MERIDIAN INTERSTATE BANCORP, INC. AND SUBSIDIARIES
Net Interest Income Analysis
(Unaudited)

	For the Nine Months Ended September 30,
	2010			2009
	Average		Yield/	Average		Yield/
(Dollars in thousands)	Balance	Interest	Cost (4)	Balance	Interest	Cost (4)
Assets:
Interest-earning assets:
Loans (1)	$1,175,322	$50,530	5.75%	$754,770	$33,171	5.90%
Securities and certificates of deposit	347,711	10,998	4.23	286,433	8,598	4.03
Other interest-earning assets	55,549	84	0.20	29,295	23	0.11

Total interest-earning assets	1,578,582	61,612	5.22	1,070,498	41,792	5.24

Noninterest-earning assets	134,497			80,603

Total assets	$1,713,079			$1,151,101

Liabilities and stockholders’ equity:
Interest-bearing liabilities:
NOW deposits	$112,462	394	0.47%	$37,483	105	0.38%
Money market deposits	305,669	2,617	1.14	225,982	3,184	1.89
Savings and other deposits	183,406	756	0.55	126,673	833	0.88
Certificates of deposit	631,157	9,097	1.93	433,512	10,483	3.24

Total interest-bearing deposits	1,232,694	12,864	1.40	823,650	14,605	2.38

FHLB advances and other borrowings	154,384	2,704	2.34	64,840	1,548	3.20

Total interest-bearing liabilities	1,387,078	15,568	1.50	888,490	16,153	2.44

Noninterest-bearing demand deposits	102,880			60,569
Other noninterest-bearing liabilities	15,665			10,412

Total liabilities	1,505,623			959,471
Total stockholders’ equity	207,456			191,630

Total liabilities and stockholders’ equity	$1,713,079			$1,151,101

Net interest-earning assets	$191,504			$182,008

Net interest income		$46,044			$25,639

Interest rate spread (2)			3.72%			2.80%
Net interest margin (3)			3.90%			3.21%
Average interest-earning assets to average interest-bearing liabilities		113.81%			120.49%

(1)	Loans on non-accrual status are included in average balances.

(2)	Interest rate spread represents the difference between the yield on interest-earning assets and the cost of interest-bearing liabilities.

(3)	Net interest margin represents net interest income divided by average interest-earning assets.

(4)	Annualized.

MERIDIAN INTERSTATE BANCORP, INC. AND SUBSIDIARIES
Selected Financial Highlights
(Unaudited)

	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
	2010	2009	2010	2009

Key Performance Ratios
Return on average assets (1)	0.68%	0.63%	0.71%	0.20%
Return on average equity (1)	5.64	3.86	5.83	1.22
Stockholders’ equity to total assets	11.82	16.56	11.82	16.56
Interest rate spread (1) (2)	3.75	3.00	3.72	2.80
Net interest margin (1) (3)	3.93	3.35	3.90	3.21
Noninterest expense to average assets (1)	3.36	2.38	2.94	2.84
Efficiency ratio (4)	62.45	65.73	65.02	84.13

	September 30,	December 31,	September 30,
	2010	2009	2009

Asset Quality Ratios
Allowance for loan losses/total loans	0.95%	1.12%	1.11%
Allowance for loan losses/ nonperforming loans	30.77	42.59	45.14

Non-performing loans/total loans	3.10	2.63	2.46
Non-performing loans/total assets	2.08	1.79	1.60
Non-performing assets /total assets	2.26	2.03	1.83

Share Related
Book value per share	$9.45	$9.07	$8.95
Tangible book value per share	$8.95	$9.07	$8.95
Market value per share	$10.54	$8.70	$7.45
Shares outstanding at end of period	22,461,927	22,098,565	22,257,708

(1)	Annualized.

(2)	Interest rate spread represents the difference between the yield on interest-earning assets and the cost of interest-bearing liabilities.

(3)	Net interest margin represents net interest income divided by average interest-earning assets.

(4)	The efficiency ratio represents non-interest expense, divided by the sum of net interest income and non-interest income, excluding gains or losses on the sale of securities and data processing contract termination costs.